EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AtheroGenics Reports First Quarter 2008 Financial Results

ATLANTA, GA – April 24, 2008 – AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the three months ended March 31, 2008.

During the first quarter of 2008, AtheroGenics recorded no revenues, as compared to $11.5 million for the same period in 2007. Revenues in 2007 were related to the Company’s License Agreement with AstraZeneca for AGI-1067, which was terminated last year.

Research and development expenses for the first quarter of 2008 decreased to $9.3 million as compared to $20.0 million for the same period in 2007.  This decline was primarily due to decreased expenditures for the ARISE and FOCUS Phase 3 clinical trials, which have since been concluded, and lower personnel costs resulting from the Company’s organizational restructuring in May of 2007, partially offset by clinical trial expenditures for the ANDES Phase 3 clinical trial which commenced in 2007.

Marketing, general and administrative expenses for the first quarter of 2008 decreased to $3.1 million from $3.9 million for the same period in 2007.  The decrease in the quarter primarily reflected lower personnel costs.

Interest and other income decreased to $894 thousand in the first quarter of 2008 from $1.9 million reported for the comparable period in 2007.  The decrease was due to reduced levels of invested cash and lower interest rates.

Interest expense increased to $3.4 million in the first quarter of 2008, from $2.1 million for the comparable period in 2007. The increase in interest expense was primarily due to the additional debt incurred as a result of an exchange, in the third quarter of 2007, of $38.0 million of 4.5 percent convertible notes due in 2008 for $60.4 million of 4.5 percent convertible notes due in 2011, as well as the accretion of the discount recorded in connection with the new notes.

AtheroGenics reported a net loss of $14.9 million, or $0.38 per share, for the first quarter of 2008, as compared to $12.7 million, or $0.32 per share, for the same period in 2007.

At March 31, 2008, cash, cash equivalents and short-term investments totaled approximately $76 million.

“In the first quarter, we focused our efforts on achieving our important clinical milestone, announcing the top-line interim results of our ANDES Phase 3 study of AGI-1067 in Type 2 diabetes, which will help guide further development of the drug candidate,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “We are encouraged by the statistically significant efficacy demonstrated by both doses of AGI-1067 in the ANDES interim analysis at three months, and we now expect to report the final results in the third quarter.”

Clinical Highlight
On April 14, 2008, AtheroGenics released top-line results from a planned interim analysis of its ongoing ANDES Phase 3 clinical trial of AGI-1067 for the treatment of Type 2 diabetes. ANDES is evaluating two dose levels of AGI-1067 given once daily over six months. The primary efficacy endpoint is change in hemoglobin A1c (A1c) from baseline compared to placebo in patients with Type 2 diabetes.

The interim analysis of 806 patients who completed three months in the study showed dose-related, statistically significant reductions in A1c.  The mean changes for patients in the 150 mg, 75 mg, and placebo arms were 0.5 percent, 0.3 percent, and 0.1 percent respectively, (p<0.001 for 150 mg versus placebo, p=0.001 for 75 mg versus placebo).

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including diabetes and coronary heart disease (atherosclerosis). The Company’s lead antioxidant and anti-inflammatory drug candidate, AGI-1067, is being studied in a Phase III clinical trial known as ANDES (AGI-1067 as a Novel Anti-Diabetic Agent Evaluation Study), for the treatment of diabetes. In addition, the Company has other clinical and preclinical anti-inflammatory compounds, including AGI-1096, an oral agent for the prevention of organ transplant rejection. For more information about AtheroGenics, please visit http://www.atherogenics.com.

Conference Call and Webcast Information
AtheroGenics will be hosting a conference call and webcast on Thursday, April 24, 2008, at 9:00 a.m. EDT to discuss first quarter financial results and to provide a company update.

Conference Call Details:
(877) 407-8031 (U.S.)
(201) 689-8031 (International)

Replay Access:
(877) 660-6853 (U.S.)
(201) 612-7415 (International)
Conference ID: 281784 - Account #286
The conference call replay will be available until May 1, 2008.

Webcast Details:
To access the webcast, please go to http://www.atherogenics.com/investor/index.html.
The webcast will be available until July 25, 2008 on AtheroGenics’ website www.atherogenics.com.

Disclosure Regarding Forward-Looking Statements
Statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. AtheroGenics cautions investors not to place undue reliance on the forward-looking statements contained in this release.  An example of a forward looking statement in this press release includes our expectation that we will announce the final results from the ANDES clinical trial in the third quarter of 2008.  This and other such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. For example, additional information relating to the safety, efficacy or tolerability of AGI-1067, may be discovered upon further analysis of trial data. The U.S. Food and Drug Administration might not allow us to conduct further studies of the efficacy of AGI-1067 for the same or new endpoints, and, to the extent approved, additional clinical trial work may take a significant period of time to complete or require significant additional resources to complete. We cannot ensure that AGI-1067 will ever be approved or be proven safe and effective for use in humans. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and are specifically incorporated by reference into this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
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CONTACTS:

AtheroGenics, Inc.	Media Inquiries	Investor Inquiries
Mark P. Colonnese	Jayme Maniatis/Dana Conti	Lilian Stern
Executive Vice President	Schwartz Communications, Inc.	Stern Investor Relations, Inc.
678-336-2511	781-684-0770	212-362-1200
investor@atherogenics.com	atherogenics@schwartz-pr.com	lilian@sternir.com

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AtheroGenics, Inc.
Statements of Operation
(Unaudited)

	Three months ended
	March 31,
	2008	2007

Revenues:
License fees	$—	$6,250,000
Research and development	—	5,211,252
Total revenues	—	11,461,252

Operating expenses:
Research and development	9,250,062	19,964,275
Marketing, general and administrative	3,135,159	3,945,503
Total operating expenses	12,385,221	23,909,778

Operating loss	(12,385,221)	(12,448,526)
Interest and other income	893,637	1,883,683
Interest expense	(3,400,310)	(2,087,781)
Net loss	$(14,891,894)	$(12,652,624)

Net loss per share – basic and diluted	$(0.38)	$(0.32)

Weighted average shares outstanding –
basic and diluted	39,518,492	39,468,054

Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2008	2007

Cash, cash equivalents and short-term investments	$75,957,031	$92,875,420
Working capital	38,380,600	50,229,551
Total assets	82,538,876	103,139,028
Current portion of long-term debt	30,500,000	35,968,750
Long-term debt, less of current portion	253,330,804	252,163,102
Accumulated deficit	(426,357,709)	(411,465,815)
Total shareholders’ deficit	(209,155,293)	(195,594,625)